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Exhibit 11

                             CONTROL DEVICES, INC.
                       CALCULATION OF EARNINGS PER SHARE
               (Amounts in thousands, except per share amounts)
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
                                                                     Three Months Ended                Six Months Ended
                                                              June 30, 1998   June 30, 1997     June 30, 1998   June 30, 1997
                                                              -------------   -------------     -------------   -------------
Net income                                                          $ 2,233         $ 1,689           $ 4,155         $ 3,225


Weighted Average Common Shares Outstanding - Basic                    8,292           8,272             8,290           8,272

Add-Dilute effect of outstanding options ( as determined
   by the application of the treasury stock method)                     498             178               482             183

Weighted Average Common Shares Outstanding - Diluted                  8,790           8,450             8,772           8,455
                                                                ============     ===========      ============    ============

Earnings per share:

Basic                                                                 $0.27           $0.20             $0.50           $0.39
                                                                ============     ===========      ============    ============

Diluted                                                               $0.25           $0.20             $0.47           $0.38
                                                                ============     ===========      ============    ============
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